Exhibit 99.1

Press Release

Regeneron Reports Third Quarter 2014 Financial and Operating Results

•	Third quarter 2014 EYLEA® (aflibercept) Injection global net sales increased 48% to $722 million (consisting of $445 million in the U.S. and $277 million in rest of world(1)) versus third quarter 2013

•
Third quarter 2014 non-GAAP net income(2) increased 6% to $295 million, or $2.52 per diluted share, which included a $34 million charge ($0.29 per diluted share) for purchase of priority review voucher

•	Estimated full year 2014 EYLEA U.S. net sales tightened to $1.7 billion - $1.74 billion

Tarrytown, New York (November 4, 2014) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the third quarter of 2014 and provided an update on development programs.

Financial Highlights

($ in millions, except per share data)	Three months ended September 30,
	2014	2013	% Change
EYLEA U.S. net product sales	$445	$363	23%
Total revenues	$726	$597	22%
Non-GAAP net income	$295	$277	6%
Non-GAAP net income per share - diluted	$2.52	$2.40	5%
GAAP net income	$80	$141	(43%)
GAAP net income per share - diluted	$0.70	$1.25	(44%)

"We believe EYLEA is positioned for continued strong growth given recent approvals in macular edema following retinal vein occlusion and diabetic macular edema (DME) as well as top-line results of the NIH-sponsored DRCR Protocol T DME study, in which EYLEA showed significant gains in visual acuity compared to both alternative anti-VEGF therapies," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "Regeneron also continues to advance an innovative pipeline of therapies with unique potential to help patients with serious needs.  Over the last few months, we reported strong Phase 3 results with alirocumab in hypercholesterolemia, positive proof-of-concept data in a third allergic disease for dupilumab, and advanced two additional programs into human clinical development for cancer and eye disease."

Business Highlights

EYLEA® (aflibercept) Injection for Intravitreal Injection

•
In the third quarter of 2014, net sales of EYLEA in the United States increased 23% to $445 million from $363 million in the third quarter of 2013. There were no significant changes in distributor inventory levels during the quarter.

•
Bayer HealthCare commercializes EYLEA outside the United States. In the third quarter of 2014, net sales of EYLEA outside of the United States(1) were $277 million, compared to $125 million in the third quarter of 2013. In the third quarter of 2014, Regeneron recognized $85 million from its share of net profit from EYLEA sales outside the United States (after repayment of $14 million in development expenses), compared to $32 million in the third quarter of 2013 (after repayment of $15 million in development expenses).

•	In July 2014, the FDA approved EYLEA for the treatment of DME.

•	In August 2014, the European Commission approved EYLEA for the treatment of visual impairment due to DME.

•	In September 2014, the Japanese Ministry of Health, Labour and Welfare approved EYLEA for myopic choroidal neovascularization (myopic CNV).

•	In September 2014, based on data from the VIVID-DME and VISTA-DME trials, the FDA granted EYLEA Breakthrough Therapy designation for the treatment of diabetic retinopathy in patients with DME.

•
In October 2014, the FDA approved EYLEA for the treatment of macular edema following retinal vein occlusion (RVO), which includes macular edema following branch retinal vein occlusion (BRVO) in addition to the previously-approved indication of macular edema following central retinal vein occlusion (CRVO). Bayer HealthCare has also submitted regulatory applications seeking marketing authorization in the EU and Japan for EYLEA for the treatment of macular edema following BRVO.

•
In October 2014, the Company announced that in the National Institutes of Health (NIH) sponsored, Diabetic Retinopathy Clinical Research Network comparative effectiveness study in patients with DME, EYLEA demonstrated a significantly greater improvement in mean change in best-corrected visual acuity (BCVA) from baseline at 52 weeks compared to both bevacizumab (Avastin®) and ranibizumab injection (Lucentis®), the primary endpoint of the study. The median number of injections using the protocol-specified retreatment regimen was one fewer in patients treated with EYLEA compared to bevacizumab and ranibizumab. Fewer patients in the EYLEA group received criteria-based macular laser treatments than those treated with bevacizumab and ranibizumab. The rates of most ocular and systemic adverse events were similar across the three study groups. The rates of arterial thromboembolic events as defined by the Anti-Platelet Trialists' Collaboration in the trial were 2 percent in the EYLEA group, 4 percent in the bevacizumab group and 5 percent in the ranibizumab group. There were more overall cardiovascular events in the ranibizumab group, compared to the EYLEA group and the bevacizumab group (nominal p less than 0.01); this included more cardiac events and cerebrovascular events in the ranibizumab group. The independent, NIH-sponsored study was designed to determine if one of three different anti-VEGF therapies is superior to the others for the treatment of DME.

Pipeline Progress
Regeneron has sixteen fully human monoclonal antibodies generated using the Company's VelocImmune® technology in clinical development, including six in collaboration with Sanofi. Highlights from the late-stage antibody pipeline include:
Alirocumab, the Company's antibody targeting PCSK9 (proprotein convertase subtilisin/kexin type 9) to lower LDL-cholesterol (LDL-C), is currently being evaluated in the global Phase 3 ODYSSEY program. In July 2014, the Company and Sanofi reported positive, top-line results from nine Phase 3 ODYSSEY studies. Data from the nine studies (ODYSSEY LONG TERM, FH I, FH II, HIGH FH, COMBO I, COMBO II, OPTIONS I, OPTIONS II, and ALTERNATIVE), along with the previously announced positive data from the ODYSSEY MONO study, will form the basis for the Company's initial global regulatory filings.  The Phase 3 ODYSSEY program remains ongoing. This includes three additional studies, CHOICE I, CHOICE II, and OUTCOMES, which are expected to report primary endpoints in 2015 and beyond.

In July 2014, the Company and Sanofi also announced that the Company had purchased an FDA rare pediatric disease priority review voucher from a third party, which the companies intend to use in connection with the planned BLA submission for alirocumab. The priority review voucher entitles the holder to designate a human drug application for priority review, which provides for an expedited 6-month review from the filing date instead of the standard 10-month review.

In August 2014, detailed positive results from four Phase 3 ODYSSEY trials of alirocumab in patients with hypercholesterolemia were presented at the ESC Congress 2014 in Barcelona, Spain.  This included the ODYSSEY LONG TERM, COMBO II, FH I, and FH II studies. On the primary efficacy endpoint of the LONG TERM trial, at 24 weeks, there was a 61 percent reduction from baseline in LDL-C levels in the alirocumab group as compared to a 1 percent increase in the placebo group (62 percent reduction in alirocumab group compared to placebo), p less than 0.0001.  Of the alirocumab patients, 81 percent achieved their pre-specified LDL-C goal (either 70 milligrams/deciliter [mg/dL] or 100 mg/dL depending on patients' baseline cardiovascular (CV) risk) compared to 9 percent for placebo (p less than 0.0001).  The most common adverse events (greater than or equal to 5 percent of patients) were nasopharyngitis (13 percent alirocumab; 13 percent placebo), upper respiratory tract infection (7 percent alirocumab; 8 percent placebo), and injection site reactions (6 percent alirocumab; 4 percent placebo).  In a post hoc safety analysis, there was a lower rate of adjudicated major CV events (cardiac death, myocardial infarction, stroke, and unstable angina requiring hospitalization) in the alirocumab group compared to placebo (1.4 percent compared to 3.0 percent, nominal p-value less than 0.01). These CV events comprise the composite primary endpoint of the ongoing 18,000-patient ODYSSEY OUTCOMES trial, which is prospectively evaluating the potential of alirocumab to demonstrate CV benefit.

The Company and Sanofi expect to submit U.S. and EU regulatory submissions for alirocumab before the end of 2014.

Sarilumab, the Company's antibody targeting IL-6R for rheumatoid arthritis, is currently continuing enrollment in the global Phase 3 SARIL-RA program. The Phase 3 MONARCH study, which will be a head-to-head monotherapy study comparing sarilumab against adalimumab, is expected to be initiated by the end of 2014.

Dupilumab, the Company's antibody that blocks signaling of IL-4 and IL-13, is currently being studied in atopic dermatitis, asthma, and chronic sinusitis with nasal polyps. In July 2014, positive results from four Phase 1 and Phase 2 studies of dupilumab in adults with moderate-to-severe atopic dermatitis were published in the New England Journal of Medicine. In addition, positive results from the Phase 2b trial of dupilumab in atopic dermatitis were reported in July 2014 and were presented in October 2014 at the European Academy of Dermatology and Venereology. In October 2014, the LIBERTY AD CHRONOS Phase 3 study of dupilumab in atopic dermatitis was initiated and is currently enrolling patients. The Phase 3 study is part of a clinical program which will consist of at least five trials of patients with moderate-to-severe atopic dermatitis at sites worldwide.

A Phase 2b trial of dupilumab in asthma is fully enrolled and the Company and Sanofi expect to report data by the end of the year.

In September 2014, positive results from a Phase 2a study of dupilumab in patients with moderate-to-severe chronic sinusitis with nasal polyps were reported.

REGN1979, a fully human bispecific antibody against both CD20 and CD3, recently had a Phase 1 study in oncology initiated.

REGN910-3, a combination product comprised of an antibody to Ang2 co-formulated with EYLEA in a single injection, recently had a Phase 1 study in ophthalmology initiated.

Third Quarter 2014 Financial Results

Product Revenues: Net product sales were $449 million in the third quarter of 2014, compared to $367 million in the third quarter of 2013. EYLEA net product sales in the United States were $445 million in the third quarter of 2014, compared to $363 million in the third quarter of 2013.

Total Revenues: Total revenues increased by 22% to $726 million in the third quarter of 2014, compared to $597 million in the third quarter of 2013. Total revenues include collaboration revenues of $269 million in the third quarter of 2014, compared to $223 million in the third quarter of 2013. Collaboration revenues increased primarily due to an increase in the Company's net profit from commercialization of EYLEA outside the United States. Collaboration revenues in the third quarter of 2014 also included two $15 million sales milestones earned from Bayer HealthCare. Collaboration revenues in the third quarter of 2013 included $45 million of milestone payments earned from Bayer HealthCare, comprised of a $15 million development milestone and two $15 million sales milestones.

Refer to Table 4 for a summary of collaboration revenue.

Research and Development (R&D) Expenses: GAAP R&D expenses were $338 million in the third quarter of 2014, compared to $224 million in the third quarter of 2013. The increase was principally due to (i) the Company's 50% share, or $34 million, of the cost of purchasing a FDA priority review voucher in the third quarter of 2014 as described above, (ii) cost-sharing of development expenses with Sanofi in connection with the Company's obligation to fund 20% of

Phase 3 alirocumab and sarilumab costs, which commenced during the fourth quarter of 2013, and (iii) higher headcount to support the Company's increased R&D activities. In addition, in the third quarter of 2014, R&D-related non-cash share-based compensation expense was $46 million, compared to $28 million in the third quarter of 2013.

Selling, General, and Administrative (SG&A) Expenses: GAAP SG&A expenses were $150 million in the third quarter of 2014, compared to $98 million in the third quarter of 2013. The increase was primarily due to a $41 million incremental charge related to the Branded Prescription Drug Fee, which was recorded in the third quarter of 2014, based on final regulations issued by the Internal Revenue Service (IRS) in July 2014. In addition, SG&A expenses increased due to higher non-cash compensation expense, higher headcount and related costs, and higher legal costs resulting primarily from patent enforcement, partly offset by lower contributions to a not-for-profit organization that assists patients with chronic disease conditions. In the third quarter of 2014, SG&A-related non-cash share-based compensation expense was $27 million, compared to $17 million in the third quarter of 2013.

Income Tax Expense: GAAP income tax expense was $96 million in the third quarter of 2014, compared to $84 million in the third quarter of 2013. The effective tax rate was 54.7% for third quarter of 2014, compared to 37.4% for the third quarter of 2013. The effective tax rate for the third quarter of 2014 was negatively impacted by losses incurred in foreign jurisdictions with rates lower than the federal statutory rate, the incremental charge related to the non-tax deductible Branded Prescription Drug Fee, and expiration at the end of 2013 of the federal tax credit for increased research activities. Due to the amounts of the Company's net operating loss and tax credit carry-forwards available for tax purposes, the Company does not currently pay significant cash income taxes.

Non-GAAP and GAAP Net Income: The Company reported non-GAAP net income of $295 million, or $2.93 per basic share and $2.52 per diluted share, in the third quarter of 2014, compared to non-GAAP net income of $277 million, or $2.82 per basic share and $2.40 per diluted share, in the third quarter of 2013.

The Company reported GAAP net income of $80 million, or $0.79 per basic share and $0.70 per diluted share, in the third quarter of 2014, compared to GAAP net income of $141 million, or $1.44 per basic share and $1.25 per diluted share, in the third quarter of 2013.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

Cash and Marketable Securities: At September 30, 2014, cash and marketable securities totaled $1.5 billion, compared to $1.1 billion at December 31, 2013. In October 2014, the Company received notification that an additional $161 million principal amount of the Company's convertible senior notes was surrendered for conversion, and settlement is anticipated during the fourth quarter of 2014. The Company elected to settle these conversion obligations through a combination of cash and shares.

2014 Financial Guidance

The Company's updated full year 2014 financial guidance consists of the following components:

EYLEA U.S. net product sales	$1.7 billion - $1.74 billion (previously $1.7 billion - $1.8 billion)
Non-GAAP unreimbursed R&D(2)	$490 million - $510 million (previously $470 million - $510 million)
Non-GAAP SG&A(2)	$330 million - $350 million (previously $310 million - $350 million)
Capital expenditures	$300 million - $350 million (previously $350 million - $425 million)

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer HealthCare LLC in countries other than Japan and sales by Santen Pharmaceutical Co., Ltd. in Japan under a co-promotion agreement with a Japanese subsidiary of Bayer HealthCare LLC. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer HealthCare collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, and non-GAAP SG&A, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company believes that the presentation of these non-GAAP measures is useful to investors because they exclude, as applicable: (i) non-cash share-based compensation expense which fluctuates from period to period based on factors that are not within the Company's control, such as the Company's stock price on the dates share-based grants are issued; (ii) the incremental charge recorded in the third quarter of 2014 related to the issuance of the final IRS regulations that provide guidance on the annual fee imposed by the Patient Protection and Affordable Care Act (the final IRS regulations differed from the temporary regulations issued in 2011 which resulted in the recognition of a catch-up adjustment); (iii) non-cash interest expense related to the Company's convertible senior notes since this is not deemed useful in evaluating the Company's operating performance; (iv) loss on extinguishment of debt, since this non-cash charge is based on factors that are not within the Company's control; and (v) income tax expense, since the Company does not currently pay significant cash income taxes due primarily to the utilization of net operating loss and tax credit carry-forwards. Consequently, GAAP income tax expense is not deemed useful in evaluating the Company's operating performance. Non-GAAP unreimbursed R&D represents non-GAAP R&D expenses reduced by R&D expense reimbursements from the Company's collaboration partners. Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its third quarter 2014 financial and operating results on Tuesday, November 4, 2014, at 8:30 AM. To access this call, dial (888) 660-6127 (U.S.) or (973) 890-8355 (International). A link to the webcast may be accessed from the "Events and Presentations" page of Regeneron's website at www.regeneron.com. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading science-based biopharmaceutical company based in Tarrytown, New York that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions.  Regeneron commercializes medicines for eye diseases, colorectal cancer, and a rare inflammatory condition, and has product candidates in development in other areas of high unmet medical need, including hypercholesterolemia, oncology, rheumatoid arthritis, asthma, and atopic dermatitis. Several Regeneron programs are based on human genetics findings. For additional information about the Company, please visit www.regeneron.com.

Forward-Looking Statement

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron"), and actual events or results may differ materially from these forward-looking statements.  Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates and new indications for marketed products, including without limitation EYLEA for the treatment of various Vascular Endothelial Growth Factor-driven diseases in relevant jurisdictions, alirocumab (including the impact (if any) of the planned use of the U.S. Food and Drug Administration's Rare Pediatric Disease Priority Review Voucher in connection with the anticipated Biologics License Application submission for alirocumab), sarilumab, and dupilumab; ongoing regulatory obligations and oversight impacting Regeneron’s research and clinical programs and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), such as the comparative effectiveness study in patients with DME discussed in this news release, on the commercial success of Regeneron's products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to EYLEA U.S. net product sales, non-GAAP unreimbursed R&D, non-GAAP SG&A, and capital expenditures; the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi and Bayer HealthCare LLC, to be cancelled or terminated without any further product success; and risks associated with intellectual property of other parties and pending or future litigation relating thereto.  A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2013 and its Form 10-Q for the quarterly period ended September 30, 2014.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

This press release and/or the financial results attached to this press release include amounts that are considered “non-GAAP financial measures” under SEC rules. As required, Regeneron has provided reconciliations of these measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Hala Mirza
Investor Relations	Corporate Communications
914-847-5126	914-847-3422
manisha.narasimhan@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2014	2013
Assets:
Cash and marketable securities	$1,495,647	$1,083,875
Accounts receivable - trade, net	673,915	787,071
Accounts receivable from Sanofi and Bayer HealthCare	253,339	167,896
Inventories	120,317	70,354
Deferred tax assets	312,086	276,555
Property, plant, and equipment, net	818,967	526,983
Other assets	65,148	38,279
Total assets	$3,739,419	$2,951,013

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$361,723	$262,226
Deferred revenue	260,594	231,199
Facility lease obligations	277,364	185,197
Convertible senior notes	287,950	320,315
Stockholders' equity	2,551,788	1,952,076
Total liabilities and stockholders' equity	$3,739,419	$2,951,013

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Net product sales	$448,844	$367,118	$1,229,244	$1,019,751
Sanofi collaboration revenue	132,925	134,359	406,028	319,161
Bayer HealthCare collaboration revenue	135,853	88,583	358,460	134,594
Technology licensing and other revenue	8,166	6,967	23,496	20,827
	725,788	597,027	2,017,228	1,494,333
Expenses:
Research and development	337,728	224,045	919,608	591,807
Selling, general, and administrative	149,748	97,607	361,012	247,330
Cost of goods sold	33,655	28,253	91,073	83,557
Cost of collaboration manufacturing	21,938	10,320	54,471	23,684
	543,069	360,225	1,426,164	946,378

Income from operations	182,719	236,802	591,064	547,955

Other income (expense):
Investment and other income	2,591	618	5,205	2,028
Interest expense	(9,232)	(11,736)	(31,022)	(34,776)
Loss on extinguishment of debt	—	—	(10,787)	—
	(6,641)	(11,118)	(36,604)	(32,748)

Income before income taxes	176,078	225,684	554,460	515,207

Income tax expense	(96,358)	(84,378)	(316,562)	(187,651)

Net income	$79,720	$141,306	$237,898	$327,556

Net income per share - basic	$0.79	$1.44	$2.37	$3.36
Net income per share - diluted	$0.70	$1.25	$2.10	$2.95

Weighted average shares outstanding - basic	100,796	98,226	100,325	97,602
Weighted average shares outstanding - diluted	117,423	116,713	113,203	115,554

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
GAAP net income	$79,720	$141,306	$237,898	$327,556
Adjustments:
R&D: Non-cash share-based compensation expense	46,049	28,258	133,167	82,741
SG&A: Non-cash share-based compensation expense	26,918	17,114	90,672	59,244
SG&A: Branded Prescription Drug Fee incremental charge	40,600	—	40,600	—
COGS: Non-cash share-based compensation expense	897	373	1,945	1,232
Interest expense: Non-cash interest related to convertible senior notes	4,575	5,823	15,446	17,139
Other expense: Loss on extinguishment of debt	—	—	10,787	—
Income tax expense	96,358	84,378	316,562	187,651
Non-GAAP net income	$295,117	$277,252	$847,077	$675,563

Non-GAAP net income per share - basic	$2.93	$2.82	$8.44	$6.92
Non-GAAP net income per share - diluted (a)	$2.52	$2.40	$7.22	$5.92

Shares used in calculating:
Non-GAAP net income per share - basic	100,796	98,226	100,325	97,602
Non-GAAP net income per share - diluted (b)	117,642	116,068	117,919	114,970

(a)
For diluted non-GAAP net income per share calculations, excludes $1.3 million and $1.8 million, respectively, of interest expense for the three-month periods ended September 30, 2014 and 2013, and $4.4 million and $5.5 million, respectively, of interest expense for the nine-month periods ended September 30, 2014 and 2013, related to the contractual coupon interest rate on the Company's 1.875% convertible senior notes, since these securities were dilutive.

(b)	Weighted average shares outstanding includes the dilutive effect, if any, of employee stock options, restricted stock awards, convertible senior notes, and warrants.

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sanofi collaboration revenue:
Regeneron's share of losses in connection with commercialization of ZALTRAP®	$(1,008)	$(6,575)	$(4,912)	$(22,581)
Regeneron's share of antibody commercialization expenses	(12,830)	—	(17,125)	—
Reimbursement of Regeneron research and development expenses	141,758	134,444	408,903	343,524
Up-front payments to Sanofi for acquisition of rights related to two antibodies	—	—	—	(20,000)
Other	5,005	6,490	19,162	18,218
Total Sanofi collaboration revenue	132,925	134,359	406,028	319,161

Bayer HealthCare collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	85,351	31,769	213,291	57,186
Sales and development milestones	30,000	45,000	75,000	45,000
Cost-sharing of Regeneron development expenses	4,912	3,739	27,892	13,207
Other	15,590	8,075	42,277	19,201
Total Bayer HealthCare collaboration revenue	135,853	88,583	358,460	134,594

Total collaboration revenue	$268,778	$222,942	$764,488	$453,755